AVATAR CODE OF ETHICS

1.   PROHIBITION AGAINST INSIDER TRADING

     A.   INTRODUCTION

          Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others, may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall, and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

          The rules contained in this Manual apply to securities trading and information handling by directors, officers and employees of the Company (including spouses, minor children and adult members of their households).

          The law of insider trading is unsettled and continuously developing; an individual legitimately may be uncertain about the application of the rules contained in this Manual in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. YOU MUST NOTIFY THE COMPLIANCE OFFICER IMMEDIATELY IF YOU HAVE ANY REASON TO BELIEVE THAT A VIOLATION OF THIS MANUAL HAS OCCURRED OR IS ABOUT TO OCCUR.

     B.   POLICY ON INSIDER TRADING

          No person to whom this Manual applies may TRADE, either personally or on behalf of others (such as investment companies and private accounts managed by the Company), while in possession of material, nonpublic information, nor may any personnel of the Company COMMUNICATE material, nonpublic information to others in violation of the law.

          1.   WHAT IS MATERIAL INFORMATION?

               Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Compliance Officer.

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               Material  information  often  relates to a company's  results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

               Material information also may relate to the MARKET for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about THE WALL STREET JOURNAL'S HEARD ON THE STREET column.

          2.   WHAT IS NONPUBLIC INFORMATION?

               Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or THE WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely. As a general rule, any information received from an issuer that has not been made public in a press release or a public filing will be considered nonpublic information.

          3.   IDENTIFYING INSIDE INFORMATION

               Before executing any trade for yourself or others, including investment companies or private accounts managed by the Company ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

               * Report the information and proposed trade immediately to the Compliance Officer.

               * Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Company. In addition, do not recommend to others that they should buy or sell that security.

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               *    Do not  communicate  the  information  inside or outside the
                    Company, other than to the Compliance Officer.

               * After the Compliance Officer has reviewed the issue, the Company will determine whether the information is material and nonpublic and, if so, what action the Company should take.

                    YOU SHOULD CONSULT WITH THE COMPLIANCE OFFICER BEFORE TAKING ANY ACTION. THIS DEGREE OF CAUTION WILL PROTECT YOU, YOUR CLIENTS AND THE COMPANY.

          4.   CONTACTS WITH PUBLIC COMPANIES

               Contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee of the Company or other person subject to this Manual becomes aware of MATERIAL, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, your clients and the Company, you should contact the Compliance Officer immediately if you believe that you may have received material, nonpublic information.

          5.   TENDER OFFERS

               Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Employees of the Company and others subject to this Manual should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

          6.   SAFEGUARDING CONFIDENTIAL INFORMATION

               Employees should take the following steps to ensure that the firm's policies are observed: (i) Avoid discussion of sensitive information in elevators, restaurants and other public places; and (ii) Exercise care to avoid placing documents containing sensitive information in areas where they may be read by unauthorized individuals.

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2.   PROHIBITIONS RELATING TO INVESTMENT COMPANIES

     A. Rule 17j-1 (the "Rule") under the Investment Company Act requires all registered investment companies to adopt a written Code of Ethics. The Rule also requires investment advisers to registered investment companies to adopt a written Code of Ethics and to report to the Board of Directors/Trustees of the investment company any material compliance violations. The Rule prohibits fraudulent activities by affili- ated persons of the investment company from:

          (i)  employing   any  device,   scheme  or  artifice  to  defraud  any
               investment  company;

          (ii) making any untrue statement of a material fact to an investment company or omitting to state a material fact necessary in order to make the statement made to an investment company, in light of the circumstances under which they are made, not misleading:

         (iii) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on any investment company; or

          (iv) engaging in any manipulative practice with respect to any investment company.

3.   PERSONAL SECURITIES TRADING

     A.   GENERAL PRINCIPLES

          The Company has adopted the following principles governing personal investment activities by Company personnel:

          * The interests of Client Accounts will at all times be placed first.

          * All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

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          *    Company  personnel  should not take  inappropriate  advantage  of their positions.

          No officer, director or employee of the Company (or his or her family members) shall buy or sell any security for his or her own account or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (referred to herein as a "personal transaction") unless:

          *    Advance clearance of the transaction has been obtained; and

          *    The   transaction  is  reported  in  writing  to  the  Compliance
               Department in accordance with the requirements below.

          The term "security" includes any stock, warrant, option, bond, debenture, or any derivative instrument.


     B.   RESTRICTIONS AND LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS

          The following restrictions and limitations govern investments and personal securities transactions by all officers, directors and employees of the Company (and their family members):

          1.   PROHIBITION ON 30 DAY SHORT-TERM TRADING

               Securities purchased may not be sold at a profit until at least 30 days from the purchase trade date, and securities sold may not be purchased at a lower price until at least 30 days from the sale trade date. Any violation will result in disgorgement of all profits from the transaction. This restriction on 30 day short-term trades may be waived by the Compliance Officer with respect to trades of 500 shares or less of the common stock of a company with a market capitalization of at least $1 billion.


          2.   PROHIBITION ON PARTICIPATION IN IPOS

               No officer, director or employee of the Company may acquire any security in an Initial Public Offering (IPO).

          3.   SPECIAL PERMISSION REQUIRED FOR PRIVATE PLACEMENTS

               Private placements of any kind (including limited partnership investments and venture capital investments) may only be acquired

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               with  special  permission  of  the  Compliance  Officer  and,  if approved, will be subject to continuous monitoring for possible future conflict. A request for approval of a private placement should generally be submitted at least one week in advance of the proposed date of investment.

          4.   DISCLOSURE  OF  PRIVATE   PLACEMENTS  IN  SUBSEQUENT   INVESTMENT
               DECISIONS

               Any officer, director or employee of the Company (or his or her family members) who has or acquires a personal position in an issuer through a private placement must affirmatively disclose that interest if such officer, director or employee is involved in consideration of any subsequent investment decision regarding any security of that issuer or an affiliate by any account managed by the Company. In such event, the final investment decision shall be independently reviewed by the Compliance
               Officer. Written records of any such circumstance shall be maintained and sent to the Compliance Officer.

          5. TRADING IN A SECURITY ON THE SAME DAY THERE IS A PENDING "BUY" OR "SELL" ORDER

               No purchase or sale transactions may be made in any security by any officer, director or employee of the Company (or his or her family members) on any day during which any Client Account has any pending "buy" or "sell" order in the same security until that order is executed or withdrawn. This restriction may be waived by the Compliance Officer with respect to trades of 500 shares or less of the common stock of a company with a market capitalization of at least $1 billion. Any transactions in violation of this restriction will be required to be reversed and any resulting profits will be subject to disgorgement.

          6.   RESTRICTIONS ON TRADING IN A SECURITY BOUGHT OR SOLD FOR A CLIENT

               No purchase or sale transactions may be made in any security by any officer, director or employee of the Company (or his or her family members) for a period of seven (7) days before or after that security is bought or sold by any Client Account. This restriction may be waived by the Compliance Officer with respect to trades of 500 shares or less of the common stock of a company with a market capitalization of at least $1 billion. Any transactions in violation of this restriction will be required to be reversed and any resulting profits will be subject to disgorgement.

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               THE FOREGOING  RESTRICTIONS AND LIMITATIONS  (EXCEPT FOR ITEM B2)
               WILL NOT APPLY TO ANY INVESTMENT LIMITED PARTNERSHIP OR OTHER SIMILAR ACCOUNT (1) WHICH IS MANAGED BY THE COMPANY (2) HAS MORE THAN $1.5 MILLION IN ASSETS AND (3) WHOSE BENEFICIAL OWNERS INCLUDE BOTH EMPLOYEES AND AT LEAST TWO (2) INDIVIDUALS OR ENTITIES UNRELATED BY BIRTH OR MARRIAGE TO ANY EMPLOYEE.

     C.   ADVANCE CLEARANCE REQUIREMENT

          1.   PROCEDURES

               * FROM WHOM OBTAINED. Advance clearance of all personal transactions in a security must be obtained from the Compliance Officer.

               * TIME OF CLEARANCE. All approved securities transactions must take place on the same day or the next business day that the advance clearance is obtained. If the transaction is not completed on the date of clearance or the next business day, a new clearance must be obtained, including one for any uncompleted portion. Post-approval is not permitted. A clearance may be revoked at any time (for example, if orders for the same security are subsequently placed for Client Accounts).

               * BROKERAGE ACCOUNTS. If you maintain outside brokerage accounts, it is your responsibility to arrange for the broker-dealer to send duplicate confirmations of such trades and either monthly or quarterly brokerage statements to the Compliance Officer.

               * INTERNET TRADING. If you execute trades through a third party on the Internet, the pre-clearance requirements and duplicate confirmations requirements continue to apply.

               * FORM. Clearance must be obtained by completing and signing the Securities Transaction Request Form provided for that purpose by the Compliance Department and obtaining the signature of the Compliance Officer.

               A sample copy of the Securities Transaction Request Form is attached.

4.   FACTORS CONSIDERED IN CLEARANCE OF PERSONAL TRANSACTIONS

     The Compliance Officer, in keeping with the general principles and objectives of this Manual, may refuse to grant clearance of a personal

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     transaction  without being  required to specify any reason for the refusal.
     Generally, the Compliance Officer will consider the following factors in determining whether or not to clear a proposed transaction:

     * Whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the security.

     * Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any account managed by the Company.

     *    Whether the transaction is voluntary on the part of the individual.

          As discussed above, certain of the restrictions and limitations on personal securities transactions may not apply to trades of 500 shares or less in the common stock of a company with a market capitalization of at least $1 billion. A list of such companies is maintained by the Compliance Department. Such trades nevertheless do require advance clearance from the Compliance Officer.

          (IMPORTANT: The Compliance Department monitors all transactions by all officers, directors and employees of the Company (including transactions in the common stock of such $1 billion market capitalization companies) in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of frontrunning.)

5.   EXEMPT SECURITIES

     The securities listed below are exempt from the above advance clearance requirement AND the quarterly reporting requirements described below. Therefore, it is not necessary to obtain advance clearance for personal transactions in any of the following securities nor is it necessary to report such securities in the quarterly transaction reports:

     *    U.S. Government Securities;

     *    Bank Certificates of Deposit;

     *    Bankers' Acceptances;

     *    Commercial Paper;

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     *    Municipal  Securities  (so long as the Company does not invest in such securities);

     *    Money Market Instruments; and

     * Money Market Funds and Other Open-end Investment Companies (Mutual Funds) (Closed-end funds must be pre-approved). This includes mutual funds to which the Company serves as investment advisor.

          Automatic dividend reinvestment plan investments (DRIP's) for stock in publicly traded companies are also exempt from the advance clearance requirement and the quarterly reporting requirement; however, DRIP acquisitions should be reported on an annual basis. Commodities futures contracts and options on futures contracts are not treated as securities and do not need to be reported.

4.   ACCOUNTS COVERED

     Advance clearance must be obtained for any personal transaction in a security by an officer, director or employee of the Company if such person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.

     The term "beneficial ownership" is defined by rules of the SEC. Generally, a person is regarded as having beneficial ownership of securities held in the name of:

     *    a husband, wife or a minor child;

     * a relative (including in-laws, step-children, or step-parents) sharing the same house;

     *    anyone else if the officer, director or employee:

          + obtains benefits substantially equivalent to ownership of the securities; or

          + can obtain ownership of the securities immediately or at some future time.

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5.   EXEMPTION FROM CLEARANCE REQUIREMENT

     Clearance is not required for any account over which an officer, director or employee has no influence or control. However, the existence of such an account must be reported to the Compliance Officer. The Compliance Officer has the authority to request further information and documentation regarding any account over which an officer, director or employee reports he or she has no influence or control.

     D.   REPORT OF TRANSACTIONS

          1.   INITIAL HOLDINGS REPORT

               As of March 1, 2000, within ten (10) days of beginning employment at the Company Employees must report the following information to the Compliance Officer:

               (i) The name, number of shares and principal amount of every security in which that employee had any direct or indirect beneficial ownership when the employee joined the Company.

               (ii) The  name of any  broker,  dealer  or  bank  with  whom  the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee.

              (iii) The date the Report is submitted by the employee.

                    A sample copy of the Initial Holdings Report is attached.

          2.   TRANSACTIONS AND ACCOUNTS COVERED

               All personal transactions in any account for which advance clearance is required must also be reported in the next quarterly transaction report after the transaction is effected. Every officer, director and employee of the Company must file a report when due even if such person made no purchases or sales of securities during the period covered by the report.

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          3.   TIME OF REPORTING

               Reports of personal transactions must be made within 10 days after the end of each calendar quarter. Thus, reports are due on the 10th day of January, April, July and October.

          4.   FORM OF REPORTING

               Each Report shall contain the following information:

               (i) The date of the transaction, the name of the issuer and the number of shares or the principle amount of each security involved;

               (ii) The nature of the transaction (i.e.,  purchase,  sale or any other type of acquisition or disposition);

              (iii) The price  (both per  share and total  amount)  at which the transaction was effected;

               (iv) The name of the broker,  dealer or bank with or through whom the transaction was effected; and

               (v)  The date that the Report is submitted by the employee.

               A sample copy of the Personal Securities Transaction Report is attached.

          5.   ANNUAL HOLDINGS REPORT

               Each year, within thirty (30) days of the end of the calendar year, every employee must report the following information:

               (i) The name of the issuer, number of shares and principal amount of every security in which the employee had any direct or indirect beneficial ownership.

               (ii) The  name of any  broker,  dealer  or  bank  with  whom  the employee maintains an account in which any securities were held for the direct or indirect benefit of the employee.

               (iii) The date the report is submitted by the employee.

               A sample copy of the Annual Holdings Report is attached.

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          6.   RESPONSIBILITY TO REPORT

               The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by the Compliance Department to facilitate the reporting process does not change or alter that responsibility.

          7.   WHERE TO FILE REPORT

               All reports must be filed with the Compliance Department.

          8.   ADMINISTRATION OF REPORTS

               The Compliance Officer shall compare the Reports submitted under this Section with completed and contemplated portfolio transactions of the investment companies advised by the Company to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

               NO EMPLOYEE SHALL REVIEW HIS OR HER OWN REPORT(S). THE COMPLIANCE OFFICER SHALL APPOINT AN ALTERNATIVE TO REVIEW HIS OR HER OWN REPORT(S).

     E.   HIGH-RISK TRADING ACTIVITIES

          Certain high-risk trading activities, if used in the management of a personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because it may not be possible to close out open transactions. Examples of such activities include short sales of common stock and trading in derivative instruments, such as option contracts to purchase or sell securities at predetermined prices. Officers, directors and employees of the Company should understand that short sales and trading in derivative instruments involve special risks -- derivative instruments, for example, ordinarily have greater price volatility than the underlying security - - and that the obligations owed by each officer, director and employee to the Company may heighten those risks. For example, if the Company becomes aware of material, nonpublic information about the issuer of the underlying securities, Company personnel may find themselves "frozen" in a position in a derivative security. The Company will not bear any losses resulting in personal accounts from the implementation of this Manual.

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     F.   RESTRICTIONS ON DISCLOSURES

          Officers, directors and employees of the Company shall not disclose any nonpublic information (whether or not it is material) relating to the Company or their securities transactions on behalf of clients to any person outside the Company (unless such disclosure has been authorized by such Company). Material, nonpublic information may not be communicated to anyone, including persons within the Company, except as provided in Section I above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, NOT by cellular telephone, to avoid potential interception).

     G.   REVIEW

          The Compliance Officer will review and consider any proper request of an officer, director or employee of the Company for relief or exemption from any restriction, limitation or procedure contained in this Manual which is claimed to cause a hardship for such person. The Compliance Officer's decision is completely within his or her discretion.

     H.   SANCTIONS

          The Compliance Officer shall investigate any possible violations of the restrictions on securities trading set forth in this Section 2 to determine whether sanctions should be imposed, and will make appropriate recommendations to the President and the Board of Directors. Sanctions may include oral or written reprimand, disgorgement of profits from unauthorized or improper securities transactions, other financial penalties, demotion, or suspension or termination of employment of the violator, or such other course of action as may be appropriate.

     I.   RECORDKEEPING

          The Compliance Officer shall maintain with the Code of Ethics (i) a record of any violation of this Code and any action taken as a result of such violation for a period of not less than five years following the end of the fiscal year in which the violation occurs; (ii) a copy of each report made by an employee pursuant to this Code for a period of not less than five years from the end of the fiscal year in which it is made; and (iii) a list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code.

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5.   SERVICE AS DIRECTOR

     No officer, director or employee of the Company may serve on the board of any company whose securities are publicly traded without the prior approval of the Compliance Officer. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for an account managed by the Company concerning the company in question.

6.   GIFTS

     The Advisers Act prohibits any practice or course of business which operates as a fraud or deceit upon a client. The acceptance or offering of gifts, entertainment, and/or other things of value by an employee may create a conflict of interest between the Company and the account to which a fiduciary duty is owed. This conflict of interest may be viewed as fraud.

     No officer, director or employee of the Company shall accept, directly or indirectly, anything of value, including gifts and gratuities, in excess of $100 per year from any person or entity that does business with the Company. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the officer, director or employee is with the person or representative of the entity that does business with the Company.

     The following should be kept in mind when considering the receipt or giving of gifts:

     +    Avoid even the appearance of impropriety or conflict of interest.

     + Gifts and entertainment should be reasonable in terms of frequency and value.

     + Never accept gifts, favors, entertainment or other things of value which could influence your decision making or make you feel beholden to a person or a firm.

     + Never offer gifts, favors or entertainment that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Company.

     +    Gifts, favors and/or entertainment should not be solicited.

     +    Gifts should not be sent to an employee's home.

7.   PRINCIPAL AND CROSS TRANSACTIONS

     In a principal transaction an investment adviser enters into transactions for its own account. As a matter of policy, the Company does not engage in any principal transactions with its clients. An employee may not engage in principal transactions between a personal account and a Client Account.

     Agency cross transactions arise where an adviser acts as broker for both its advisory client and for the counterparty on the other side of the transaction. An employee of the Company may not cause one Client Account to sell a security to another Client Account in a cross transaction if any employee or other affiliate of the Company receives compensation from any source for acting as broker. If no compensation for acting as a broker has been received, cross transactions can be executed if done as set forth below.

     Prior to execution of a cross transaction, the employee recommending the trade will be responsible for preparing a brief memorandum setting forth the reasons why the transaction is suitable for each client involved (e.g., differences in invested positions, investment objectives, risk tolerances, tax situations, etc.). The memorandum shall be signed by the officer or employee under whose direction it was prepared and initialed by the Compliance Officer or President and copies shall be maintained in the appropriate client files.

     The cross transaction must be effected for cash consideration at the current market price of the security, based on current sales data relating to transactions of comparable size. If no comparable sales data are available on the day in question, then the cross transaction shall be effected at a price equal to the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry. Restricted securities or securities for which market quotations are not readily available may not be crossed. No brokerage commission, fee (except for customary transfer fees), or other remuneration shall be paid in connection with any cross transaction.

     ERISA ACCOUNTS MAY NOT ENTER INTO CROSS TRANSACTIONS WITHOUT FIRST OBTAINING AN EXEMPTION FROM THE DEPARTMENT OF LABOR.

8.   REPORTING OF AND CONSENT FOR OUTSIDE ACTIVITIES

     All outside activities conducted by an employee which either (i) involve a substantial time commitment or (ii) involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances must be approved beforehand by the Compliance Officer or President. The Compliance Officer or President may require full details concerning the outside activity including the number of hours involved and the compensation to be received. Prior to accepting an officership or directorship in any private business, charitable organization or non-profit organization, an employee must also obtain approval from the Compliance Officer or President.

9.   CONFIDENTIALITY

     Any information that an employee obtains regarding advice furnished by the Company to its clients, non-public data furnished to the Company by any client or the analyses and other proprietary data or information of the Company is strictly confidential and may not be revealed to third parties. Such information is the property of the Company and disclosure of such information to any third party without the permission of the Compliance Officer, President or another officer of the Company is grounds for immediate dismissal by the Company.

10.  CONFLICTS OF INTEREST; PROHIBITED ACTIVITIES

     It is a violation of an employee's duty of loyalty to the Company for any employee, without the prior written consent of the Compliance Officer or President, to:

     * rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Company as an employee;

     * accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client Account; or

     * own any stock or have, directly or indirectly, any financial interest in any other organization unrelated to the Company, engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

11.  INVOLVEMENT IN LITIGATION

     An employee must advise the Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

12.  NEW EMPLOYEE ORIENTATION

     All new  employees  will receive a copy of this Manual.  Employees  will be
     advised   specifically  of  the  Company's   policies  against  trading  in
     securities while in the possession of material non-public information.

13.  ANNUAL ACKNOWLEDGMENT FORM

     Each  employee   shall  at  least   annually   sign  a  written   statement
     acknowledging his or her receipt and understanding of, and agreement to abide by, the policies described in this Manual.

14.  REPORT TO INVESTMENT COMPANY DIRECTORS/TRUSTEES

     The  Company,   on  an  annual   basis,   shall  report  to  the  Board  of
     Directors/Trustees of any registered investment company to which it provides investment advisory services, a written report of any material violations of the Code of Ethics and the sanctions imposed for such violation. The Company shall also annually certify that it has adopted procedures reasonably necessary to prevent persons reporting under this Code of Ethics from violating such procedures.

15.  APPROVAL AND ADMENDMENTS

     The Board of Directors/Trustees of any registered investment company to which the Company provides investment advisory services shall review and approve any material change to this Code of Ethics within six (6) months of such change. This Code of Ethics will be filed as an exhibit to the Registration Statement for any registered investment company to which the Company provides investment advisory services.

                              COMPLIANCE PROCEDURES

16.  ADVISORY CONTRACTS

     A.   REQUIRED PROVISIONS

          Advisory contracts are required to have the following provisions:

          1.   PROHIBITION OF ASSIGNMENT

               All advisory contracts must specifically provide that the Company may not assign or otherwise transfer its obligations under the contract to another adviser without the consent of the client. (If the client is an investment company, however, the advisory contract will automatically terminate in the event of an assignment.)

          2.   COMPENSATION ARRANGEMENTS

               The Advisers Act specifically prohibits an advisory contract from containing a provision that provides for compensation based on a share of capital gains or capital appreciation of a client's funds or any portion thereof. Provisions have been made, however, for payment of performance fees, which will be discussed in the section on Fees.

          3.   PROHIBITION ON WAIVER OF COMPLIANCE

               No contractual or other provision may purport to waive compliance with the Advisers Act or the rules thereunder. Similarly, the SEC staff has taken the position that any legend, hedge clause, or other contractual provision that is likely to lead a client to believe it has waived any available right of action against the Company may violate the Advisers Act's anti-fraud provisions.

               SAMPLE CONTRACTS ARE MAINTAINED IN THE MARKETING DEPARTMENT. THE COMPLIANCE DEPARTMENT WILL PERIODICALLY REVIEW THE CONTRACTS AND APPRISE MARKETING OF ANY AMENDMENTS TO THE CONTRACTS REQUIRED BY NEW STATUTORY INTERPRETATIONS.

17.  CLIENT RELATIONS

     DISCLOSURE

     The Company is required by the Advisers Act to provide certain information to prospective and existing clients. The information required to be provided to clients is that which is provided by registered investment advisers in response to the questions contained in Part II of Form ADV, which is filed with the SEC.

     This disclosure ensures that existing or prospective clients are furnished with at least a minimum amount of information on the background and business practices of the Company and its staff so that the client will be able to make an informed decision to initiate or continue its relationship with the Company. This includes information about the Company on such matters as the types of services provided, its methods of securities analysis and selection, its brokerage practices and the education and experience of certain of its employees.

     DELIVERY REQUIREMENTS

     All prospective clients, pursuant to Rule 204-3 under the Advisers Act, must be given a copy of Part II of Form ADV, at least 48 hours prior to the signing of the advisory contract, or at the time of entering the contract, provided the client can terminate the contract within 5 business days, together with a copy of the relevant advisory contract.

     To ensure that its clients have current information regarding the Company and its operations, the Company is required to deliver, or offer to deliver, copies of the current version of Part II of Form ADV on an annual basis, free of charge. This offer must be made once every calendar year beginning the year after the advisory relationship is established. This offer may be included in other dated correspondence sent to clients, such as the quarterly invoice for advisory fees. As with the initial delivery, evidence of this annual offer should be retained in the client files.

     THE COMPANY SENDS A COPY OF PART II OF FORM ADV TO EACH OF ITS INSTITUTIONAL CLIENTS ANNUALLY. EITHER THE COMPANY OR THE SPONSOR OF THE WRAP PROGRAMS IN WHICH THE COMPANY PARTICIPATES ANNUALLY OFFERS COPIES OF AVATAR'S PART II OF FORM ADV TO CLIENTS IN THE WRAP PROGRAMS.

     PERIODIC REVIEW AND UPDATING

     To ensure the continued accuracy of the contents of the Company's Form ADV, the Compliance Department will review the Form and circulate portions of it to employees responsible for certain sections. Any required or proposed revisions will be returned to the Compliance Department which will be responsible for making the necessary revisions to the Form and filing same with federal and state regulators.

     If under certain circumstances it becomes necessary to amend the disclosures in Form ADV at other than the required annual update, the Compliance Department will be responsible for making revisions and filing same with federal and state regulators. However, it is the obligation of all employees to bring to the attention of the Compliance Department any information which may give rise to a need to amend the disclosure. (See also Regulatory Reporting.)

18.  MAINTENANCE OF CLIENT FILES

     When opening an account, it is advisable to document the background and investment objectives of the client. This procedure preserves a record for reference in making future investment decisions for the client's account and also serves as a basis for substantiating that the adviser's recommendations or trades were proper in light of the client's circumstances. Any form of client consent required under any regulatory scheme should be identified and obtained at the time the account is opened.

     It is the Company's responsibility to maintain client files, which should include the following documents:

     A.   LEGAL FILE

          1. Executed copy of the agreement with the client (with original signatures) with the fee schedule attached, along with originally executed copies of all amendments thereto.

          2. A statement of investment objectives and guidelines along with any restrictions placed on the account by the client.

          3.   For institutional clients:

               a. a certified copy of the resolution of the Board authorizing the appointment of the Company as the investment adviser;

               b. a copy of the pension or profit sharing plan, its trust and custodian agreements along with any amendments thereto, and any other similar documents which might relate to the Company's advisory responsibilities (including an updated list of persons authorized to act on the plan's behalf); and

               c.   a list of "parties in interests", if any, for ERISA clients.

          4.   Completed New Account Form.

          5. A record of the annual offer by the Company of disclosure documents and a record of any delivery of such documents.

               Efforts should be made to obtain these documents from existing clients if they are not currently in the Company's files.

     B.   CORRESPONDENCE FILE

          1. Copies of all correspondence, including marketing and sales materials, relating to the client's account.

19.  REFERRAL AND SOLICITATION AGREEMENTS

     It is the position of the SEC that payment of some form of compensation by an investment adviser to another person or entity for the referral of clients to that investment adviser may be a violation of the antifraud provisions of the Advisers Act unless certain conditions are met. The conditions imposed by the SEC depend upon the form of compensation paid by the adviser, and the relationship between the adviser and those that refer clients to it.

     PAYMENT OF CASH REFERRAL FEES

          1.   AFFILIATED SOLICITORS

               Federal regulations impose few limitations on the payment of cash referral fees by the Company. It is only required that such payments be made pursuant to a written agreement between the Company and the solicitor, that the affiliation with the Company is disclosed at the time of the solicitation and that the solicitor has not been found to have violated any securities laws or other statutes, as described in the regulations.

               The laws and regulations of various states that require the individual registration of persons associated with investment advisers has been revised. Generally, only if the solicitor is not a supervised person of the advisory firm, will he or she have to be registered in the states.

          2.   UNAFFILIATED SOLICITORS

               Additional requirements are imposed by Federal regulations when an adviser makes cash payments to an unaffiliated solicitor. These include the following:

               a. A written agreement between the adviser and the solicitor that:

                    (1)  describes   the   solicitor's    activities   and   its
                         compensation for those activities;

                    (2)  contains the  solicitor's  undertaking to perform those
                         duties  under  the   agreement   consistent   with  the
                         adviser's instructions and the Advisers Acts; and

                    (3) requires the solicitor, at the time of any solicitation, to provide the prospective client with a copy of the adviser's disclosure documents and a separate written disclosure document describing the solicitor's relationship with the adviser.

               b. The solicitor's disclosure document must contain basic information relating to the solicitation, including

                    (1)  the names of the solicitor and the adviser;

                    (2) the nature of any relationship or affiliations between the solicitor and adviser,

                    (3) a statement that the solicitor will be compensated for his solicitation service by the adviser;

                    (4) a description of the terms of the compensation the solicitor will be paid; and

                    (5) the amount the client is being charged in addition to the advisory fee as a consequence of the solicitation agreement.

               PAYMENT OF NON-CASH REFERRAL FEES

               Payment of non-cash referral fees made primarily by directing brokerage to a broker-dealer who has either made the referral or has been designated by the solicitor must be done with caution. While there is no specific prohibition of this practice under the securities laws, adequate disclosure of this practice is required to be made in the adviser's disclosure document. In addition, any brokerage transactions must still meet the adviser's fiduciary responsibility of obtaining best price and execution for its clients. The concern of the regulatory authorities with this practice is that, absent adequate disclosure of the practice, the client who has been referred may not be aware of the additional expense that his account is incurring because his transactions are being directed to a specific broker rather than to those brokers whom the adviser has determined to be providing the most favorable price and execution.

               IT IS THE COMPANY'S POLICY THAT ANY SOLICITATION AGREEMENT CONFORM TO THE STATUTE. IN THE CASE OF DIRECTING BROKERAGE OR MAKING OTHER NON-CASH PAYMENTS FOR CLIENT REFERRALS, THE COMPANY'S DISCLOSURE DOCUMENTS WILL MAKE REFERENCE TO THESE PRACTICES, WHERE APPLICABLE. SOLICITATION ACTIVITIES ON BEHALF OF THE COMPANY'S MUTUAL FUNDS WILL BE CARRIED OUT IN ACCORDANCE WITH

               THE INVESTMENT COMPANY ACT AND THE PROSPECTUS DISCLOSURE. AT A MINIMUM SOLICITORS MUST BE REGISTERED PRIOR TO ANY SOLICITATION.

          3.   PAYMENTS TO CLIENTS OR AFFILIATES OF CLIENTS

               Under no circumstances may payments in any form be made to any person or to anyone having influence over the decision-making process of that person (unless the person exercising influence is an employee of the Company or its subsidiaries or has a solicitor relationship as described above) for the purpose of obtaining or retaining that person or account as a client of the Company.

20.  FEES

     Except for performance fees, the regulations do not specifically address or explicitly regulate the types or amount of advisory fees that an adviser may charge. Rather, advisers are required to make full and fair disclosures about the fees that they charge.

     For example, while there is no prohibition against charging a fee that is substantially higher than the fees normally charged for comparable services (considering such factors as the size of the account and the nature of the services provided), the SEC would expect to see disclosure stating that comparable services are available from other advisers at lower cost. (Generally, the staff would expect this disclosure if fees are at 3% or above, but may question even lower fees if the account is substantial and the services provided are not out of the ordinary.)

     If the adviser requires the prepayment of fees, disclosure must be made regarding the manner in which a refund of unearned fees may be obtained. Failure to refund the unearned portion of any prepaid fee, with the exception of a reasonable amount for start-up expenses has been held to be inherently fraudulent. In addition, if the adviser requires the prepayment of more than $500 more than six months in advance, current financial information on the adviser must be provided to the client.

     The staff of the SEC has also expressed concern over what it refers to as "dual fees". This would occur if an adviser charges a fee for advising clients to invest in securities, such as mutual funds, from which the same adviser also receives a fee.

     THE COMPANY WILL MONITOR ANY ADVISED ACCOUNT INVESTING IN ITS MUTUAL FUNDS AND MAKE FULL DISCLOSURE OF ALL FEES.

     PERFORMANCE FEES

     The specific prohibition contained in the Advisers Act and the securities laws of many states against an adviser sharing in the capital gains or appreciation of its clients is based on Congressional concern that such arrangements would present the adviser with the additional opportunity for gain at the expense of the client without the adviser incurring any additional risk. It was believed that such an arrangement would encourage speculation on the part of the adviser and could lead to investment decisions being based on the potential of gain for the adviser and not in consideration of the long-term interests of its clients. This prohibition applies also to fees that may provide for the payment of additional compensation to be contingent upon the realization of a specific level of gains or appreciation (or the absence of losses).

     It should be noted, however, that this prohibition does not apply to an arrangement in which the payment of additional compensation to the adviser is based on the level of investment income (such as dividends or interest) received by the account. While this, too, could result in a certain bias in the adviser's decisions, it was believed that such bias, being inherently conservative, posed less risk to the well-being of the client. Of course, such arrangements would need to be described in the adviser's disclosure documents.

     The following are exceptions to the prohibition on performance fees:

          1.   FULCRUM FEES

               Recognizing that, in certain circumstances, some type of incentive fee arrangement would not be in conflict with the best interests of the client, the Advisers Act contains an exemption from its prohibition on performance- based fees. However, this type of arrangement, called a "fulcrum fee", may only be used with certain types of clients and the method of computing the additional compensation must follow specific guidelines.

               a.   Eligible Clients

                    The Advisers Act provides that a fulcrum fee can only be included in an advisory contract with:

                    (1)  a registered investment company, or

                    (2) the account of any person as long as the account has a value in excess of $1,000,000 and that person is not a trust (such as retirement plans), governmental plan, collective trust fund or separate account.

               b.   Calculation Method

                    The feature from which this type of arrangement derives its name is that the adviser's potential for additional compensation under this plan must be equal to the amount by which its fee could be reduced. The plan must provide that the performance fee be based on a comparison of the account's performance in relation to an appropriate index over a specified time period. An "appropriate index" would be one that reflected a universe of securities with similar risks and objectives as that of the portfolio.

          2.   RULE 205-3

               In 1985, bowing to the wishes of the industry, the SEC adopted Rule 205-3 permitting advisers to enter into performance-based fee arrangements with a much wider spectrum of clientele. This action was based on the assumption that "sophisticated" clients (i.e. those with more money) are in a better position to protect their own interests. To retain some modicum of protection for these clients, the rule contained certain requirements that must be satisfied. They are as follows:

               a.   Client Eligibility

                    In order to be charged a performance-based fee under this provision, a client must be a natural person or a company (unless specifically excluded below) that has at least $750,000 under the management of the adviser at the initiation of the relationship or a net worth of at least
                    $1,500,000 or is a qualified purchaser under Section 2(a)(51)(A) of the Investment Company Act at the time of entering into the contract. Specifically excluded are:

                    (1)  a  private  investment  company  (i.e.,  an  investment company, such as a "hedge fund", excepted from registration under the Investment Company Act by
                         Section 3(c)(1) thereunder),

                    (2) an investment company registered under the Investment Company Act; or

                    (3) a business development company (as defined in Section 202(a)(22) of the Advisers Act).

               b.   Arm's Length Arrangement

                    To emphasize the importance that the SEC places on the adviser's duty to deal fairly with the client, the final condition imposed by this rule is that the adviser must have a reasonable basis to believe that the contract represents an "arm's length agreement" (but does not define what it means by that phrase). The adviser must also have a reasonable basis to believe that the client, together with its independent agent, if any, understands the performance fee and its risks.

          ERISA REQUIREMENTS

          Shortly  after the  adoption of Rule 205-3,  the  Department  of Labor
          (DOL) was asked if such arrangements would present any problems for retirement plans under ERISA. The DOL issued two advisory opinions permitting performance fees if certain additional conditions were met. These include the following:

          a. Investments generally would be limited to securities with readily available market quotations and the small portion of investments in securities without readily available market quotations would be valued by third parties independent of the adviser;

          b.   The  compensation  formula  would take into account both realized
               and   unrealized   gains  and   losses   and   income   during  a
               pre-established valuation period;

          c.   The adviser must be registered under the Advisers Act;

          d. The arrangement complies fully with Rule 205-3 under the Advisers Act; and

          e.   The plans must be substantial in size (at least $50,000,000).

21.  ADVERTISING AND PROMOTIONAL MATERIALS

     Federal and state securities laws generally prohibit an investment adviser from "engaging in any fraudulent, deceptive or manipulative activities" and have given the regulatory agencies the authority to adopt rules to define such activities and prescribe reasonable means to prevent them. Under this authority, regulations have been adopted that prohibit certain advertising activities. In addition, interpretations have been issued on specific topics, primarily the use of performance data.

     A.   GENERAL PROHIBITIONS

          It   is unlawful for the Company or any employee to:

          * employ any device, scheme or artifice to defraud any client or prospective client;

          * make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          * engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client;

          * engage in any fraudulent, deceptive or manipulative practice with respect to any client or prospective client; or

          *    make any communication with the public which:

               +    operates as a fraud or deceit; or

               +    employs or is part of a high-pressure approach; or

               + makes any statement that futures trading is appropriate for all persons.

     B.   ADVERTISEMENTS BY INVESTMENT ADVISERS

          No employee shall publish, circulate or distribute any advertisement:

          * which refers, directly or indirectly, to any testimonial of any kind concerning the Company or concerning any advice, analysis, report or other service rendered by the Company; or

          * which refers, directly or indirectly, to past specific recommendations of the Company which were or would have been profitable to any person; provided, however, that this shall not prohibit an advertisement which sets out or offers to furnish a list of all recommendations made by the Company within the immediately preceding period of not less than one year in accordance with SEC Rule 206(4)-1; or

          * which represents, directly or indirectly, that any graph, chart, formula or other device being offered can in and of itself be used to determine which securities to buy or sell, or when to buy or sell them; or which represents, directly or indirectly, that any graph, chart, formula or other device being offered will assist any person in making his own decisions as to which securities to buy or sell, or when to buy or sell them, without prominently disclosing in such advertisement the limitations thereof and the difficulties with respect to its use; or

          * which contains any statement to the effect that any report, analysis, or other service will be furnished free or without charge, unless such report, analysis or other service actually is or will be furnished entirely free and without any condition or obligation, directly or indirectly; or

          * which contains any untrue statement of a material fact, or which is otherwise false or misleading.

               For purposes of the preceding paragraph, the term "advertisement" shall include any notice, circular, letter or other written communication addressed to more than one person, or any notice or other announcement in any publication or by radio or television, which offers: (1) any analysis, report, or publication concerning securities, or which is to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (2) any graph, chart, formula or other device to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (3) any other investment advisory service with regard to securities.

     C.   PERFORMANCE ADVERTISING

          Due to the important role that it plays in the marketing of advisory services and because of the potential for misinterpretation, the use of performance data is of great concern to the regulatory agencies. While there is no requirement that an adviser disclose its performance record, and no specific regulations dealing with the way in which it is presented, disclosure of performance is demanded by the marketplace.

          In an effort to provide some guidance to the industry, the staff of the SEC has issued several interpretive letters in which they identified areas of concern. The principal letter on performance advertising was issued to Clover Capital Management, Inc. in 1986 (the "Clover Letter"). The Clover Letter was not intended to be an all inclusive list of prohibited advertising practices, nor was it intended to create a "safe harbor" that could be relied upon as the exclusive factors that need to be considered in determining the necessary disclosure to make performance advertising not false or misleading.

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
          1.   ACTUAL PERFORMANCE

               In reporting the performance of accounts under management, the matters that must be considered include:

               a. Disclosure of Expenses - Disclosure that performance figures do not reflect the deduction of advisory fees and other expenses.

               b. Use of Indices - An adviser may compare its performance with that of an index. A large number of such indices are available and the regulatory concern lies with the selection of an appropriate index. The Clover Letter states that an advertisement may be fraudulent if it "...compares model or actual results to an index without disclosing all material facts relevant to the comparison."

                    Generally, if the performance of an account is to be compared to an index, the index should be reflective of the universe in which it is anticipated that the account will invest. The indices should parallel, as much as possible, the risk or investment style the account is expected to track. For accounts that invest in various types of securities, the use of multiple indices may be appropriate.

                    IT IS THE PRACTICE OF THE COMPANY TO USE AN APPROPRIATE INDEX WHENEVER POSSIBLE.

               c. Reinvestment of Income - The regulatory agencies have not specified whether performance data must reflect the reinvestment of dividends and interest earned by the account. The Clover Letter requires that all advertisements containing performance data clearly state whether or not the reinvestment of dividends and interests is included. Consistency in this practice must also be maintained between portfolio results and the indices.

                    IT IS THE USUAL PRACTICE OF THE COMPANY TO DISCLOSE THAT ITS RESULTS INCLUDE THE REINVESTMENT OF DIVIDENDS AND INTEREST IN ALL PERFORMANCE DATA.

               d. Risk - The Clover Letter prohibits an advertisement that "...suggests or makes claims about the potential for profit without also disclosing the possibility of loss."

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
                    THE COMPANY'S MARKETING MATERIALS CONTAINING PERFORMANCE DATA MUST CONTAIN A STATEMENT TO THE EFFECT THAT PAST PERFORMANCE CANNOT BE CONSIDERED AS A GUARANTEE OF FUTURE RESULTS.

               e. The Investment Environment - Investment results have little meaning unless viewed in the context of the larger investment environment. An annual return of 15% may be impressive if the market declined by 5% during that same period but would not be so if the market rose by 20% or more during that period. The Clover Letter prohibits an advertisement that "...fails to disclose the effect of material market or economic conditions on the results portrayed."

               f. Investment Strategy - The manner in which an adviser achieves its investment results could be as relevant to the client as the results themselves. Accordingly, the Clover Letter prohibits an advertisement that "... fails to disclose material conditions, objectives or investment strategies used to obtain the results portrayed."

                    THE COMPANY'S POLICY IS TO MAKE FULL DISCLOSURE OF MATERIAL MARKET OR ECONOMIC CONDITIONS AND/OR INVESTMENT STRATEGIES, WHEN APPROPRIATE.

          2.   MODEL PERFORMANCE

               The SEC has recognized that, in certain circumstances, it may be appropriate and even necessary for advisers to use performance data based on hypothetical or model portfolios, which has its performance tracked for current periods (unlike backtested performance--see below). However, it believes that the theoretical nature of such results makes them inherently unreliable and easily misleading. Therefore, in addition to the above mentioned items, the Clover Letter details four additional areas of concern applicable to the use of model performance data:

               (a) The Clover Letter, expressing concerns about the basic unreliability of model results, stated that an advertisement using model results must "...disclose prominently the limitations inherent in model results." Such limitations include such things as the inability of model results to accurately reflect the effect that transactions may have had on the price of a security. Also, hypothetical results assume a strict adherence to a stated methodology for selecting securities, giving no effect to contemporaneous events which may have had a significant influence on the selection process

               (b) A major shortcoming of hypothetical data is the lack of records to document management decisions. The adviser must be relied upon for information regarding how the results were produced. The Clover Letter states that if model data is used, the adviser must "...disclose, if applicable, material changes in the conditions, objectives or investment strategies of the model portfolio during the period portrayed and, if so, the effect thereof."

               (c) The SEC was concerned with the possibility that the investment theories that were the basis of the model results may not be related to the methodology that the adviser currently uses to manage accounts. The Clover Letter states that an advertisement may be considered fraudulent for "...failing to disclose, if applicable, that some of the securities or strategies reflected in the model portfolio do not relate, or relate only partially, to the services currently offered by the adviser."

               (d) It has been the practice of some advisers to use model results even though they have actual clients. Usually the adviser does this to show how an account, free from
                    "interference" of the client, can truly portray the adviser's management capability. The Clover Letter requires an adviser in this situation to "...disclose, if applicable, that the adviser's clients actually had investment results that were materially different from those portrayed in the model."

                    The SEC has significantly narrowed the use of back-tested performance since it believes such results are inherently misleading because such results are a restatement of what was successful in past markets. Back-tested performance must be accompanied by a statement indicating that the results "do not represent the results of actual trading using client assets but were achieved by means of the retroactive application of a model." Back-tested performance should never be distributed to unsophisticated investors.

          3.   ADVISORY FEES

               A question arose as to whether performance data should be shown gross or net of management fees. The SEC has consistently, with one exception, mandated the use of net performance data, since

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
               the only relevant measure of performance is the one actually realized by a client, which is net of fees and expenses.

               In 1988, the SEC approved the use of gross performance data when used in one-on-one presentations to certain clients (e.g. wealthy individuals, pension funds, consultants). The following four items must be present in any written materials accompanying gross performance data:

               (i) Disclosure that the performance figures do not reflect the deduction of investment advisory fees;

               (ii) Disclosure  that the client's  return will be reduced by the advisory fees and any other expenses it may incur in the management of its investment advisory account;

              (iii) Disclosure  that the investment  advisory fees are described in Part II of the adviser's Form ADV; and

               (iv) A representative example (table, chart, graph) of the effect an advisory fee, compounded over a period of years, could have on the total value of a client's account.

                    It is the Company's policy that gross performance data may only be included in one-on-one presentation materials. However, in a 1996 no-action letter to AIMR, the SEC permitted the use of gross and net-of-fee performance with equal prominence and in a format designed not to be misleading. (Note: Presentations to registered representatives will not use gross performance data since the Company cannot control how the reps will ultimately present the information to the clients.) In computing the representative example of the effect of the advisory fee, as specified in item (iv) above, the Company will use the highest rate charged to an account.

          4.   AIMR PERFORMANCE PRESENTATION STANDARDS

               Detailed standards for the presentation of performance data were adopted by the Association of Investment Management and Research
               (AIMR). These standards are intended to foster a fair representation and full disclosure of performance results. A second goal of the standards is to promote greater uniformity and comparability among performance presentations. These standards

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
               will have the most significant impact on the Company in the manner in which it constructs its composites. While the SEC has accepted the elimination of certain accounts from composites under certain circumstances, AIMR standards require that all fee paying accounts be included in a composite. Significant differences between accounts are to be accommodated by creating multiple composites, such as separate composites for taxable and non-taxable accounts, or accounts with varying restrictions. By requiring that every account be in at least one composite, the ability of an adviser to effectively "hide" the performance of an underperforming account is eliminated. AIMR permits an adviser to combine wrap and non-wrap accounts in one composite as long as a model wrap fee equal to the highest fee charged against the wrap accounts is deducted. AIMR also permits an adviser to use gross performance figures in all advertisements if net performance is presented in a format designed for easy comparison with appropriate disclosure.

               The  AIMR  standards   require  that  performance   presentations
               incorporate the following general practices:

               +    Use of total return to calculate performance;
               +    Use of accrual, as opposed to cash, accounting;
               +    Use of time-weighted rates of return;
               +    Inclusion of cash in returns;
               +    Inclusion of all fee paying  discretionary  portfolios in at least one composite;
               +    No linking of  simulated  and model  portfolios  with actual performance;
               +    No portability of portfolio results;
               +    Presentation  of at least a 10-year  performance  record (or since inception, if shorter); and
               +    Inclusion  of  an   appropriate   benchmark  for  comparison
                    purposes. (eff. 1/2000)

               WHILE AIMR MAY IMPOSE CERTAIN REQUIREMENTS ON ITS MEMBERS REGARDING ADHERENCE TO ITS STANDARDS, THE SEC DOES NOT MANDATE COMPLIANCE WITH THOSE STANDARDS. HOWEVER, IF THE COMPANY STATES IN ITS ADVERTISING MATERIALS OR SALES PRESENTATIONS THAT THE PERFORMANCE DATA HAS BEEN COMPILED IN ACCORDANCE WITH AIMR STANDARDS, FAILURE TO LIVE UP TO THOSE STANDARDS WOULD BE CONSIDERED FALSE AND MISLEADING BY THE SEC.

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
     D.   PROMOTIONAL MATERIALS BY COMMODITY TRADING ADVISOR

          No employee shall use any promotional material on behalf of the Company which:

          *    is likely to deceive the public; or

          * contains any material misstatement of fact or which the employee knows omits a fact if the omission makes the promotional material misleading; or

          * mentions the possibility of profit unless accompanied by an equally prominent statement of the risk of loss; or

          * includes a measurement or description of or makes any reference to hypothetical results which could have been achieved had a particular trading system been employed in the past unless accompanied by the statement prescribed in CFTC Rule 4.41(b)(1); or

          * includes any reference to actual past trading profits without mentioning that past results are not necessarily indicative of future results; or

          * includes any specific numerical or statistical information about the past performance of any actual accounts (including rate of return) unless such information is and can be demonstrated to the NFA to be representative of the actual performance for the same time period of all reasonably comparable accounts and, in the case of rate of return figures, unless such figures are calculated in a manner consistent with that required under CFTC Rule 4.21(A)(4)(ii)(F); or

          * includes statements of opinion which are not clearly identifiable as such or which do not have a reasonable basis in fact.

          For purposes of the preceding paragraph, "promotional material" includes: (1) any text of a standardized oral presentation, or any communication for publication in any newspaper, magazine or similar medium, or for broadcast over television, radio, or other electronic medium, which is disseminated or directed to the public concerning a futures account, agreement or transaction; (2) any standardized form of report, letter, circular, memorandum, or publication which is disseminated or directed to the public; and (3) any other written material disseminated or directed to the public for the purpose of soliciting a futures account, agreement or transaction.

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
     E.   REVIEW OF PROMOTIONAL MATERIALS

          All advertisements and promotional materials must be reviewed and approved prior to use by the Compliance Officer, the President or managing director of the Company (other than the individual who prepared such material), with a view towards ensuring that all applicable advertising guidelines are met.

     F.   RECORDKEEPING

          Copies of all promotional material along with a record of the review and approval of the appropriate company official must be maintained for a period of five years from the date of the last use. Supporting documentation, including all account statements showing all debits, credits and other transactions in a client's account, must also be kept to demonstrate the calculation of performance results or hypothetical results contained in any promotional material.

22.  MAINTENANCE AND RETENTION OF BOOKS AND RECORDS

     The Advisers Act requires that certain records be prepared and maintained by all advisers with additional records specified if the adviser provides portfolio management services or if it maintains custody of or has access to its clients' cash and securities. These records are required to be maintained on a "current" basis, which means for journals, order tickets and other records of original entry, that they be created concurrently with the transaction or other event they are recording. Summary records, like ledgers, need only be created as needed by the adviser's requirement, but usually no less frequently than monthly.

     The records required to be kept by Rule 204-2 under the Advisers Act are summarized below.

          1.   GENERAL RECORDS

               a.   Financial Records

                    Every registered adviser is required to maintain the standard accounting records to enable it and others to determine its financial condition. These include cash receipts and disbursement journals, a general ledger, a general journal and if appropriate, monthly trial balances. These records must be prepared in accordance with Generally Accepted Accounting Principles, which require that income and expenses be reflected on an accrual basis.

                    THE  COMPANY   MAINTAINS  CASH  RECEIPTS  AND   DISBURSEMENT
                    JOURNALS, A GENERAL LEDGER AND A GENERAL JOURNAL AND MONTHLY TRIAL BALANCES.

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
               b.   Order Memoranda

                    The Advisers Act specifies that a memorandum (known as trade tickets or order tickets) of each order be maintained that reflects the following information:

                    (1)  Terms and conditions of the order;
                    (2) Any instruction, modification or cancellation of the order;
                    (3) The identity of the person who recommended the transaction (usually the portfolio manager) as well as who placed the order (usually the trader);
                    (4) The account for which the order was placed and date of entry;
                    (5) The identity of the broker, dealer, or bank with which the order was placed; and
                    (6) Indication of whether the order was entered pursuant to the use of discretionary authority.

               c.   Bank Records

                    All checkbooks, bank statements, canceled checks and cash reconciliations of the adviser.

                    THE COMPANY MAINTAINS REQUIRED BANK RECORDS RELATING TO ITS BUSINESS.

               d.   Bills and Statements

                    All bills or statements, paid or unpaid, relating to the business of the adviser.

                    THE COMPANY MAINTAINS REQUIRED BILLS AND STATEMENTS RELATING TO ITS BUSINESS.

               e.   Correspondence

                    The originals of all written communications received and copies of all written communications sent relating to 1) recommendations or advice given or proposed to be given, 2) any receipt, disbursement or delivery of funds or securities, and 3) the placing or executing of any order to purchase or sell a security.

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
               f.   Discretionary Accounts

                    An adviser is required  to  maintain a list of all  accounts
                    over  which  it  has  the  power  to   exercise   investment
                    discretion.

                    THE COMPANY EXERCISES DISCRETIONARY POWER OVER EACH OF THE ACCOUNTS IT ADVISES.

               g.   Agreements

                    All written agreements with clients and others relating to the Company's advisory business. This would include, in addition to advisory agreements with each client, such things as contracts to buy research services (soft dollar contracts) or to obtain other advisory services.

               h.   Discretionary Agreement

                    All documents evidencing discretionary powers in addition to any written advisory contracts in effect with clients.

                    THERE ARE NO DOCUMENTS OTHER THAN THE WRITTEN ADVISORY CONTRACT EVIDENCING THE COMPANY'S DISCRETIONARY POWER OVER CLIENT ACCOUNTS.

               i.   Advertisements

                    Copies of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication recommending the purchase or sale of a specific security sent to 10 or more persons. If the advertisement itself does not state the basis for the recommendation, the advertising file must contain a memorandum setting for the basis.

               j.   Personal Securities Transactions

                    A record of every transaction in any security in which the firm or any of its "advisory representatives" acquires a direct or indirect beneficial interest, excluding accounts over which the firm or its advisory representatives have no control or transactions in U.S. Government securities.

                    THE COMPANY'S COMPLIANCE DEPARTMENT MAINTAINS THE RECORDS EVIDENCING EMPLOYEE SECURITIES TRANSACTION.

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
               k.   Disclosure Documents

                    A copy of the disclosure document used by the firm (for the Company, it is Part II of Form ADV) and a record of the dates of their initial delivery and subsequent annual delivery to clients.

          l.   Solicitation Documents

               In the case of clients obtained through third party solicitors who have received referral fees, written acknowledgment by the client of the receipt of the adviser's disclosure documents as well as the disclosure documents of the solicitor.

          2.   RECORDS REQUIRED OF ADVISER PROVIDING PORTFOLIO MANAGEMENT

               Certain additional records are required for accounts that the adviser has under management.

               a.   Account Records

                    For each account under management, the adviser must maintain a record of the securities purchased and sold for the account and the date, amount and price at which the transaction occurred.

               b.   Security Record

                    For each security which is held in a client account, information from which the adviser can promptly (within 24 hours) determine the identity of each client holding a position in that security and the size of that position.

          3.   RETENTION

               The Advisers Act requires that all records be retained for at least 5 years, the first 2 of which should be in the offices of the adviser. Rule 204-2(g) of the Advisers Act states that records may be maintained on microfilm or may be computerized records, as appropriate, but only if there is adequate provision for the prompt location of and access to hard copy reproduction of such records.

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
23.  PORTFOLIO MANAGEMENT

     PLACEMENT OF PORTFOLIO TRANSACTION

     1.   DUTY OF BEST EXECUTION

          An adviser is obligated to use its best efforts to obtain best available price and most favorable execution with respect to all portfolio transactions executed on behalf of clients. "Best price and execution" typically means the execution of a particular investment decision at a price and commission that provides the most favorable net cost or proceeds reasonably obtainable under the circumstances.

          In selecting a broker, an adviser should use its best judgment to choose the broker most capable of providing the range and quality brokerage services necessary to obtain best available price and most favorable execution. Factors to consider include: capable floor brokers or traders, competent block trading coverage, good communications, ability to position, arbitrage skills, administrative ability, etc. An adviser is not obligated to choose the broker offering the lowest available commission rate if, in its judgment, there is a material risk that the net cost or proceeds from the transaction might be less favorable than obtainable elsewhere.

     2.   SOFT DOLLAR ARRANGEMENTS

          a. Securities broker-dealers have long used research to attract business to their firms. When fixed minimum commission rates set by the exchanges effectively precluded competition among broker-dealers based on the price of their services, they attempted to differentiate themselves by the quality of the investment analysis produced by their research departments. To both retail and institutional clientele, the reputation as a good "stock-picker" insured a steady order flow.

               Through the late 1960's and into the early 1970's, as institutional interest in equities grew (primarily due to the explosive growth of mutual funds), pressure was brought to bear on the SEC and the exchanges to eliminate "fixed rates". The phase-out began in 1972 on large orders and culminated on May 1, 1975, when "negotiated rates" became the rule for transactions of all sizes.

               During the period in which fixed rates were being phased out, concerns arose among institutional investors, and the broker-dealers who had been providing research services to them. When competition based on price became possible, the high overhead associated with large research departments had the potential to prevent these broker- dealers from competing with other brokerage firms that might enter the field offering nothing but a low-cost execution service. Moreover, institutional investors, who were primarily managing money for others, recognized that their fiduciary duty could require them to seek the lowest-cost provider of execution services, regardless of the value of the research or execution services they received. In that event, they would be deprived of the regular flow of "free" research to which they had become accustomed and would be required to pay for it out of their own resources.

               In response to these concerns, Congress adopted legislation in 1975 adding Section 28(e) to the Securities Exchange Act of 1934. This section provides a "safe harbor" (a non-exclusive method that, if followed, assures compliance with the law) to an investment adviser against claims that it breached its fiduciary duty under state or federal law (including ERISA) solely because the adviser caused its clients' accounts to "pay-up", that is pay more than the lowest available commission for executing a securities trade in return for brokerage and research services.
               Section 28(e) does not, however, relieve the adviser of the duty to obtain best execution. Because brokerage and research services acquired in this manner do not involve actual payments by the adviser out of its own pocket, this use of client commission dollars has become known as "soft-dollar arrangements".

               In recent years, the term "soft dollar arrangements" has been used by some to refer only to those cases where the broker-dealer is providing third-party services. However, as described above, the term is meant primarily to apply to proprietary research and brokerage services provided by the broker-dealer through whom the trade is being placed. Accordingly, when examining the Company's soft-dollar practices, it is necessary to include in that examination the transactions being placed with all broker-dealers that are providing brokerage or research services, third party and proprietary, to us.

          b.   Availability of the Safe Harbor

               Section 28(e) is only available to advisers who exercise investment discretion. To rely on the safe harbor offered by
               Section 28(e), two conditions must be satisfied: 1) the adviser must make a good-faith determination that the amount of commissions is reasonable in relation to the value of the brokerage  and  research  services  being  received,  and  2) the brokerage and research services must provide lawful and appropriate assistance to the adviser in carrying out its investment decision-making responsibilities.

               REASONABLE RELATIVE VALUE

               It is the responsibility of the investment adviser to continually monitor that the services it is receiving have a value which is reasonable in light of the commissions it is paying for them.

               This is important not only when the services are also available for cash and the relationship between the soft dollar and cash price must be kept within reasonable limits, but also when the broker-dealer is providing proprietary services. With proprietary services, the adviser should regularly survey the users of the services to determine the value that they place on the services provided. The reasonableness of the commission rate applied to these trades by the broker, as compared to what is being charged by other brokers, must also be assessed. Under no circumstances, however, should the amount of commissions being allocated for a particular service exceed 2.5 times the cash value of that service. It is expected that the ratio will generally be significantly lower. In making this good faith determination, an adviser may consider not only the benefit to be derived by the account paying the commissions, but also the benefits that may be derived by other accounts.

               ASSISTANCE IN INVESTMENT DECISIONS

               From 1975 to 1986, the SEC held that Section 28(e) was not available for the acquisition of products that were available to the adviser for cash. However, due to the difficulty in applying this standard, the test for whether or not a service was eligible for purchase using soft dollars under Section 28(e) was changed to one based upon whether the brokerage or research service provides lawful and appropriate assistance to the money manager in carrying out its investment decision-making responsibilities. While this position greatly expanded services that could legally be obtained under Section 28(e), such services still must serve some legitimate brokerage or research function. Services that assist the adviser in recordkeeping, administrative, marketing and client servicing, among others, cannot be obtained in reliance on Section 28(e).

          c.   Mixed Use Services

               In many cases, a service that a broker-dealer is making available through soft dollar payments has both a research and another function. An example of such a product could be computer hardware that runs software that is used for research to benefit clients and also assists the adviser in a non-research capacity, such as bookkeeping or some other administrative function. In such instances, the adviser must allocate the cost of the service being provided between what can be incurred under Section 28(e) and what cannot. Written documentation of a good-faith attempt to make this allocation must be maintained. That portion of the cost of the service that cannot be incurred under 28(e) must be paid in cash.

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
          d.   Third Party Research

               Section 28(e) indicates that the safe harbor is available only when proprietary brokerage and research services are being provided and not when such services are originating from a third party. However, the SEC has permitted third party services under
               Section 28(e) subject to the following guidelines:

                    (1) An adviser cannot first incur a direct obligation for research with a third party and then arrange to have a broker-dealer pay that amount in exchange for commissions;

                    (2) An adviser cannot agree to make up any shortfall in the level of commissions generated by paying in cash;

                    (3) An adviser may participate in selecting the third party research to be provided by the broker;

                    (4) Third party research can be delivered directly to the adviser by the third party; and

                    (5) Payments can be made to an introducing broker-dealer for third party research only if that broker-dealer is engaged in securities activities more extensive in nature than the mere receipt of commissions in payment for research services supplied to advisers.

               e.   Eligible Transactions

                    The obligation to determine the reasonableness of the value of the services being provided by the broker-dealer relative to compensation being received by the broker-dealer has effectively limited the availability of Section 28(e) to those types of transactions in which the amount of that compensation is determinable. Thus, only agency transactions, in which the broker-dealer is acting as agent and is paid a commission, along with initial or secondary public offerings, in which a fixed concession specified in the prospectus is paid to the members of the selling group, may be used to make soft dollar payments.

                    PRINCIPAL TRANSACTIONS, INCLUDING RISKLESS PRINCIPAL TRANSACTIONS, AND TRANSACTIONS IN FINANCIAL FUTURES MAY NOT BE USED TO SATISFY SOFT-DOLLAR OBLIGATIONS EVEN IF THE BROKER-DEALER IMPOSES A CHARGE IDENTIFIED AS A "COMMISSION" OR "COMMISSION EQUIVALENT".

               f.   Disclosure Obligations

                    An investment adviser must adequately disclose to clients any soft dollar arrangements, whether or not they fall within the Section 28(e) safe harbor. Disclosure is imperative because the acquisition of services for use in its business by an adviser through the use of its clients' assets (commissions generated by transactions in a client's account are as much the client's property as the account itself) is fraught with potential conflicts of interest.

                    Item 12 of Part II of Form ADV requires disclosure of soft-dollar arrangements to provide clients with material information to assist them in deciding whether to hire an adviser or renew an existing contract. Item 12 requires disclosure regarding whether:

                    (1) The adviser or a related party has authority to determine, without specific client consent, the broker-dealer to be used in any securities transaction or the commission rate to be paid; or

                    (2) The adviser or a related party suggests broker-dealers to clients.

               If the adviser engages in either of these practices, it must describe the factors considered in selecting broker-dealers and in determining the reasonableness of commissions charged. If the value of research products or services given the adviser or a related party is a factor in these decisions, the adviser must describe the following on Schedule F of its Form ADV:

                    (a)  The research products and services;

                    (b) Whether clients may pay commissions higher than those obtainable from other broker-dealers in return for these products and services;

                    (c) Whether research is used to service all of the adviser's clients or just those accounts whose commission dollars are used to acquire research products or services; and

                    (d) Any procedures the adviser has used during the past fiscal year to direct client transactions to a particular broker-dealer in return for research products or services.

               An adviser need not list individually each research product or service it receives, but rather can describe the types of research products and services it has obtained with enough specificity so that clients can understand what is being obtained. According to the SEC, disclosure merely to the effect that "various" research products or services are obtained by the adviser does not provide the specificity required. The SEC also has cautioned that more detailed or additional information and explanatory material could and should be provided to clients where necessary in light of the particular circumstances.

               DISCLOSURE CONCERNING THE COMPANY'S SOFT DOLLAR PRACTICES IS CONTAINED IN SCHEDULE F OF THE COMPANY'S FORM ADV AND IS REVIEWED ANNUALLY TO ENSURE ACCURACY. THE COMPLIANCE OFFICER ALSO REVIEWS THE PROPOSED SOFT DOLLAR BUDGET PREPARED IN JANUARY OF EACH YEAR TO ENSURE COMPLIANCE WITH SECTION 28(E). MONTHLY REVIEW OF REPORTS LISTING PAYMENT OF SOFT DOLLARS ARE ALSO MONITORED.

          3.   CLIENT DIRECTED-BROKERAGE

               In some cases, the client or someone authorized to act on its behalf, will instruct the Company to direct a portion of the brokerage transactions to be effected for its account to a specific broker-dealer. In most cases, this is being done in return for services provided directly to that client, such as research, performance evaluation or other administrative services.

               As these commissions or any other benefit derived from transactions for an account are generally held to be the property of that account, the Company accedes to the client's direction. However, because of the Company's fiduciary responsibility to the client, the SEC has indicated that the Company must disclose to the client that it will forgo any benefit from savings on execution costs that the Company could obtain for its clients through negotiated volume discounts or bunched orders. This disclosure is contained in Part II of the Company's Form ADV. It is essential that when a client directs brokerage, documentation of the delivery of the Form ADV is retained. Specific directions received from the client must also be in writing as part of the advisory contract or as a separate amendment.

               WITH RESPECT TO ERISA ACCOUNTS, THE DOL HAS MADE CLEAR THAT ALL PLAN FIDUCIARIES MUST ACT PRUDENTLY AND FOR A PURPOSE THAT EXCLUSIVELY BENEFITS PLAN PARTICIPANTS AND BENEFICIARIES WHEN CAUSING SUCH A PLAN TO ENTER INTO A DIRECTED BROKERAGE ARRANGEMENT. SUCH ARRANGEMENTS CANNOT BE REMUNERATIVE TO THE FIDUCIARY (OR ANY AFFILIATE OF THE FIDUCIARY) AND MAY NOT BE USED TO PAY EXPENSES THAT ARE THE RESPONSIBILITY OF THE FIDUCIARY. ERISA RELEASE 86-1 CONTAINS THE DOL'S VIEWS ON SOFT DOLLAR POLICIES AND DIRECTED COMMISSION ARRANGEMENTS.

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
          4.   ALLOCATION OF TRADES

               Advisers need to be sensitive to allocating securities, particularly where a security is unusually attractive at the time of purchase or unattractive at the time of sale. Whether an allocation is unfair will depend on the facts and circumstances involved. At the least, an adviser should have a formula or program for allocating securities among client accounts.

               Advisers must also decide when and how to combine brokerage orders when deciding to fill orders for various accounts with the same security. An adviser may not allocate trades in a manner that benefits itself or its officers and employees, to the detriment of its clients. Each client must be dealt with fairly and no client should be given priority over any other client.

               IT IS THE COMPANY'S PRACTICE TO AGGREGATE OR "BUNCH" ORDERS FOR VARIOUS ACCOUNTS WHEN BUYING OR SELLING THE SAME SECURITY FOR EACH. ANY BENEFIT RECEIVED BY BUNCHING ORDERS (USUALLY LOWER COSTS) WILL BE PASSED ALONG TO EACH ACCOUNT INVOLVED. ALLOCATIONS TO THE VARIOUS ACCOUNTS WILL BE MADE NO LATER THAN ONE DAY AFTER THE TRADE DATE (T+1). IT IS THE COMPANY'S GENERAL PRACTICE TO ALLOCATE SECURITIES ON A PRO-RATA BASIS AMONG ACCOUNTS.

               Disclosure concerning this practice as well as disclosure concerning the allocation of initial public offerings that trade at a premium shortly after issuance is contained in Schedule F of the Company's Form ADV.

          5.   INTER-POSITIONING

               Inter-positioning is a practice in which an adviser, on behalf of a client, places an order with a broker to effect the transaction as agent, rather than placing the order directly with a market maker. The SEC has held this practice to be a violation of the antifraud provisions of the Advisers Act because it constitutes a device, scheme or artifice to defraud.

               THE COMPANY GENERALLY PLACES ORDERS DIRECTLY WITH A MARKET MAKER AND NOT THROUGH AN AGENT FOR OTC SECURITIES.

          6.   FRONT-RUNNING AND SCALPING

               Front-running occurs when an adviser or any of its employees trade in advance of the Company's customers in order to take advantage of the market impact of the customers' transaction.

               Scalping occurs when an adviser or any of its employees secretly place orders for their own accounts prior to publication of a research recommendation and then immediately sells (or buys back) that security when the market price changes in response to the recommendation.

               THE COMPANY CONTINUALLY MONITORS ITS TRADING PRACTICES AND EMPLOYEE TRADING RECORDS TO ENSURE THAT NEITHER OF THESE TWO PRACTICES OCCUR.

          7.   CHURNING

               Churning is a synonym for over-trading and refers to an excessive rate of turnover in an account for the purpose of increasing the amount of commissions.

               In Wrap programs, there may be an incentive to engage in "negative churning". Negative churning may occur when few or no trades are made for a wrap account when circumstances warrant some level of trading. Less trading minimizes the transaction costs associated with the account to the broker. The broker, however, is still guaranteed its wrap fee, regardless of the trading activity in the account.

               THE COMPANY STRICTLY MONITORS ITS TRADING PRACTICES TO ENSURE THAT NEITHER CHURNING NOR NEGATIVE CHURNING OCCURS WITH RESPECT TO ANY CLIENT ACCOUNT.

          8.   OVERDRAFTS

               Overdrafts occur when a client account does not have sufficient cash in it to cover securities purchases on settlement date. The Company is prohibited from using other clients' funds to finance such an overdraft position. At the time that an order is placed for an account, the portfolio manager for the account must determine that the account will have sufficient cash on settlement date to avoid overdraft positions.

          9.   CLASS ACTIONS

               When class action notices are received on behalf of active client accounts, the Company will forward such notices to the client's custodian to make any necessary filings. It is the Company's standing policy to recommend that eligible clients participate in such class actions.

24.  TRADE ERRORS

     It is the Company's policy that the utmost care be taken in making and implementing investment decisions on behalf of client accounts. To the extent that any errors occur, they are to be (i) corrected by the Company as soon as practical and in such a manner that the client incurs no loss,

     (ii) reported to the appropriate internal authority, and (iii) reviewed carefully with a view toward providing supervision and procedures to prevent a recurrence.

     Errors may occur either in the investment making process (e.g. purchase of a security that violates investment restrictions) or in the trading process (e.g. executing a purchase instead of a sale). Errors in both categories will be referred to as trade errors. (In re Jack Allen Pirrie, July 1991).

     The SEC took the position in the Lerner Letter that "...an investment manager has an obligation to place orders correctly for its advised and non-advised accounts. Accordingly, if an investment manager makes an error while placing a trade for an account, then the investment manager, in order to comply with its obligation to its customer, must bear any costs of correction of such trade."

     To the extent that a broker-dealer absorbs losses due to an error caused by the investment manager, in the SEC's view, the broker-dealer is providing a benefit to the investment manager and not to the client for whose account the error was made. Thus the SEC has taken the position that it is inappropriate to compensate brokers with soft dollars for absorbing trade errors.

     The SEC stated in Lerner that the absorption of trade error losses by a broker-dealer relieves the adviser of the responsibility it would otherwise have to bear for the cost of the error. The DOL has taken the position that the receipt by an investment manager of such consideration from a party dealing with an employee benefit plan client is a violation of Section 406(b)(3) of ERISA. Under the Advisers Act, the receipt by an adviser of a benefit not protected by Section 28(e) could be deemed a violation of the anti-fraud provisions of Section 206, as well as the adviser's fiduciary duty.


     PROCEDURES FOR CORRECTION OF ERRORS CAUSED BY THE COMPANY

     In order to prevent the Company from violating the law or its fiduciary duty to clients, the following guidelines have been adopted for handling trade errors caused by the Company:

     a. All losses suffered by a client as a result of a trade error caused by the Company are to be reimbursed by the Company. All gains realized by an account as a result of a trade error caused by the Company are to remain in the client's account. Netting of gains and losses between clients or in the case of multiple trade errors resulting from more than one investment decision for the same client is not permissible.

     b. Trade errors must be corrected as soon after discovery as reasonably practical, consistent with maintaining an orderly disposition and/or acquisition of the securities in question. If a correction will take longer than 2 business days after discovery to correct, the Compliance Department should be alerted. If a trade error remains uncorrected for longer than 30 days, interest on the amount of that loss should be payable to the account from the date of the error through the date of correction, at a recognized prevailing rate.


     c. Broker-dealers will not be permitted to assume responsibility for trade error losses caused by the Company. In the case of a dispute between the Company and a broker in which the Company believes in good faith that it was not responsible for the error and can adequately document it, the Company will allow the broker to assume responsibility for the error.


     d. All trade errors involving the breach of a client's investment policies or restrictions on investments should be reported to the client (which could be in the next periodic report sent to the client).


     e. Any trade ticket that is altered for the purpose of correcting a trade error by changing the trade date or time, the amount purchased or sold, the name of the security or the client account must be maintained. All modifications or cancellations to an order after a trade ticket has been prepared must be noted on the ticket (or an attachment) together with the reason therefor. If the record of the trade in question is system generated, an appropriate audit trail reflecting any modification or cancellation of the trade must be created.

     f. A trade error in one client's account may be corrected through a reallocation or other transfer of securities to another client's account only if such reallocation or other transfer represents a legitimate investment decision on behalf of each account involved, and then only if the reallocation or other transfer is done without loss to that account.

     PROCEDURES FOR CORRECTION OF ERRORS CAUSED BY BROKERS

     There may be occasions when brokers may make errors in committing to fulfill orders placed by the Company on behalf of client accounts. The following rules will apply:

     a. A broker's request to cancel or modify a trade will be allowed if the Company believes the broker acted in good faith and made an honest mistake. A record indicating "broker error" on a trade ticket or some other document as the reason for such cancellation or modification should be maintained by the Company's trading department. Any cancellation or modification must be effected prior to settlement date.

     b.   There must be no actual loss or expense charged to the client.

25.  PROXY VOTING

     1. Neither the Advisers Act nor ERISA contain regulations that provide specific instructions in this area. However, both the staff of the SEC and the DOL have provided some interpretative guidance. The SEC believes that the Advisers Act requires the adviser to act at all times solely in the best interest of its clients. The DOL issued two letters in which it set forth what it believes to be the proxy voting duties and obligations imposed on investment advisers by ERISA (the "Avon" and "Monks" letters).

          As a result of these letters, the adviser and the named fiduciary have the following responsibilities:


          a.   There  must  be  a  clear   delineation   of  the  proxy   voting
               responsibilities between the adviser and the client;

          b. An adviser with proxy voting authority must take steps that are reasonable under the circumstances to verify that it has actually received all the proxies for which it has voting authority;

          c. The named fiduciary who has delegated proxy voting authority to the adviser may not decide how the proxies are to be voted. However, it must periodically monitor the adviser's proxy voting activities;

          d. In order for the named fiduciary to carry out its monitoring obligation, the investment adviser must keep accurate proxy voting records. The named fiduciary must keep records of its monitoring activities; and

          e. In voting proxies, investment advisers must act prudently, solely in the interest of plan participants and beneficiaries, and for the exclusive purpose of providing benefits to them. An investment adviser must consider those factors that would affect the value of the plan's investments and may not subordinate the interests of plan participants and beneficiaries in their retirement income to unrelated objectives, such as social considerations (However, with respect to the related issue of making investment decisions, other DOL pronouncements emphasize that social consideration may be used in making investment decisions only to select among investments of equal risk and return.)

          THE  COMPANY  WILL  MAINTAIN  RECORDS  OF PROXY  VOTING  WHICH  CAN BE
          REVIEWED BY CLIENTS AND BY THE COMPLIANCE DEPARTMENT. A MANUAL CONTAINING THE COMPANY'S PROXY VOTING GUIDELINES HAS BEEN WRITTEN AND IS REVIEWED FOR ANY NECESSARY CHANGES ANNUALLY.

          2. With respect to the responsibilities of an adviser to an ERISA plan in takeover situations, a joint DOL/Department of the Treasury statement announced that ERISA does not require an adviser to automatically tender shares to capture any premium over market in these situations. Rather, the adviser must weigh the terms of any offer against the underlying intrinsic value of the company and the likelihood that the value will be realized by current management or by another offer.

26.  RESPONSIBILITIES UNDER ERISA

     Whenever the Company acts as investment adviser or investment manager of an employee benefit plan (the "Plan") covered under ERISA, it becomes a "fiduciary" subject to the fiduciary responsibility provisions of ERISA and the DOL rules adopted in this area. A Plan sponsor may request that the Company acknowledge in writing that it is a plan fiduciary with respect to the Plan. Such an acknowledgment is appropriate, as long as it has been reviewed by the Compliance Department. The Company is also a Qualified Professional Asset Manager ("QPAM") under ERISA's regulations. A QPAM includes, among other entities, a registered investment adviser with total client assets under management of in excess of $50 million and shareholders equity in excess of $750,000. Generally, there are 3 categories of plans which are not considered employee benefit plans and thus subject to ERISA. These are: (1) an individual retirement account (IRA) annuity or bond established by an individual employee to which his employer does not contribute; (2) a plan which covers only the sole owner of a business and/or his spouse ("one-man plan") and (3) a partnership pension plan which covers only partners and their spouses ("partners- only plan").

          GENERAL FIDUCIARY STANDARDS

          There are five general standards that govern the Company's conduct when it is a plan fiduciary:

          a. INTEREST OF PARTICIPANTS - It must discharge its duties regarding the Plan solely in the interest of participants and beneficiaries of the Plan

          b. EXCLUSIVE PURPOSE - It must discharge its duties for the exclusive purpose of providing benefits to participants and their beneficiaries and defraying reasonable expenses of administering the Plan.

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          c.   PRUDENCE - It must  discharge its duties with respect to the Plan
               "with  the  care,   skill,   prudence  and  diligence  under  the
               circumstances then prevailing that a prudent man, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims". The DOL regulations list several factors in determining prudence:
               (i) whether an investment is reasonably designed to further the purposes of the Plan, taking into consideration the risk of loss and the opportunity for gain. The regulation allows a "total portfolio" approach, under which the prudence of any investment is to be judged with regard to the role that it plays in the entire portfolio. Moreover, the list of permissible investments is not limited to investments that are permissible for trusts under common law; (ii) diversification of the portfolio; (iii) the liquidity and current return of the portfolio in relation to the Plan's funding objectives; and (iv) the projected return of the portfolio in relation to the Plan's anticipated cash flow requirements.

          d. DIVERSIFICATION - It must diversify the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so. Appropriate diversification may not be described solely in terms of a fixed percentage.

          e. PLAN DOCUMENTS - It must discharge its duties in accordance with the Plan documents, insofar as those documents are consistent with the requirements of ERISA.

          PROHIBITED TRANSACTIONS

          Under Section 406(a) of ERISA, certain transactions between a Plan and a party-in-interest (defined as the employer and/or certain affiliates of the employer whose employees are covered by a Plan or any sponsor, fiduciary or service provider to a Plan) are prohibited because they involve potential conflicts of interest. Included in this category are the following:

               (1) Acquisition of any employer securities or real property in violation of Section 407(a) of ERISA. Section 407 exempts certain qualifying employer real property and securities, as long as the value of such assets do not exceed 10% of the Plan's assets.

               (2)  Transfer   to,  or  use  by  or  for  the   benefit   of,  a
                    party-in-interest of any assets of the Plan.

               (3) Sale, exchange or lease of any property between the Plan and a party-in-interest.

          Under the Internal Revenue Code, an excise tax may be assessed against the Company if it participates in a prohibited transaction, even if the Plan does not incur a loss. In addition, the Company may be liable for any loss caused by a prohibited transaction in which it participated.

          SELF DEALING

          Self-dealing is also a prohibited transaction. Section 406(b) of ERISA
          describes   certain   transactions   that   constitute   self-dealing,
          including:

               (1) Dealing with the assets of the Plan in the interest or for the account of the party-in-interest.

               (2) Acting on behalf of a party whose interests are adverse to the interests of the Plan in any transaction involving the Plan.

               (3) Receiving consideration for the adviser's own account from any party dealing with the Plan in connection with a transaction involving Plan assets. (There are certain exemptions for services provided by a bank or broker-dealer that is affiliated with the investment adviser, but this is a complicated area).

          BONDING REQUIREMENT

          ERISA requires that every fiduciary and other designated plan officials of a Plan be bonded against loss by reason of acts of fraud or dishonesty, on the part of plan officials, directly or through connivance with others. The amount of the bonds must not be less than 10% of the funds handled, but in any case cannot be less than $1,000 or more than $500,000. No deductible is permitted. Although a separate bond for each Plan is not required, each Plan must be named as an insured party under the bond. A blanket bond obtained for other purposes may not satisfy this bonding requirement. (Section 412 of ERISA).

          THE COMPLIANCE  DEPARTMENT WILL MONITOR  SECURITIES  TRANSACTIONS  AND
          INSTITUTIONAL   ERISA   ACCOUNTS   TO  ENSURE  THAT  NONE  OF  ERISA'S
          PROHIBITIONS ARE VIOLATED, IN THE ABSENCE OF A VALID EXEMPTION.

27.  COMMODITY TRADING ADVISER

     The Company is registered with the CFTC and the NFA as a commodity trading adviser ("CTA"). Employees of the Company who either solicit investments in a commodity pool or who have discretionary authority to invest in futures or options, or who supervise someone who does, must register with the NFA as an "associated person". As a CTA, the Company may provide a Disclosure Document to each actual or potential client for whose account commodity trading will be utilized.

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28.  REGULATORY REPORTING

     FORM ADV

     An investment adviser has a responsibility to keep current the information in its Form ADV or become subject to disciplinary action by the SEC. In addition, a materially misleading Form ADV could result in a client asserting a claim against the adviser for fraud.

     An adviser must file an amendment to its Form ADV as follows:

     +    Promptly for any changes in:
          Part I - Items 1, 2, 3, 4, 5, 8, 11, 13A, 13B, 14A and 14B.

     +    Promptly for material changes in:
          Part I - Items 9 and 10;
          Part II - All items except Item 14; or Schedule H

     +    Within ninety (90) days after the end of the fiscal year for any other
          changes.   Amendments  on  Form  ADV  become  effective  upon  filing.
          Currently, no fee is charged for filing an amendment to Form ADV.

     SECTION 13(f) - REPORTS OF INSTITUTIONAL INVESTMENT MANAGERS

     Section  13(f)  under  the   Securities   Exchange  Act  of  1934  requires
     institutional managers with over $100,000,000 of securities under management to file a quarterly report listing the holdings of the accounts under its management.

     Securities subject to this report include all voting equity securities that are listed either on a national securities exchange or are traded through the National Association of Securities Dealers Automated Quotation system. There is no minimum size requirement for the positions to be reported.

     Form 13F reports are due within 45 days after the end of each calendar quarter.

     COMMODITY REPORTS

     The Company must annually complete a self-examination questionnaire from the NFA. The Compliance Department will complete and maintain copies of these questionnaires.

29.  REGULATORY INQUIRIES

     It is the Company's policy that all regulatory inquiries be handled by the Compliance Department.

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
     Regulatory inquiries may be received by mail, telephone or personal visit. Telephone and mail inquiries should be forwarded to the Compliance Department. Personal visitors should be asked to wait in the reception area until the Compliance Department is notified. Under no circumstances should any documents or material be released without prior approval of the Compliance Department. Nor should any employee have substantive discussions with any regulatory personnel.

     LITIGATION AGAINST THE COMPANY

     All lawsuits against the Company should be immediately brought to the attention of the Compliance Department upon receipt of service or other notification of the pending action. Compliance should also be notified upon receipt of a subpoena for information from the firm relating to any matter in litigation or receipt of a judgment against the Company or any of its clients.

30.  ADMINISTRATION AND RECORDS

     The Compliance Officer shall be responsible for general administration of the policies and procedures set forth in this Manual. The Compliance Officer shall review all reports submitted pursuant to this Manual, answer questions regarding the policies and procedures set forth in the Manual, update this Manual as required from time to time, and arrange for appropriate records to be maintained, including copies of all reports submitted under this Manual.

     The Compliance Officer shall render such reports to the Board of Directors of the Company with respect to compliance matters as the Board of Directors shall from time to time request, including reports on any violations of the policies and procedures set forth in this Manual or any law or regulation known to him or her and the disposition or proposed disposition thereof. Notwithstanding the foregoing, the Compliance Officer shall have discretion not to make a report to the Board of Directors if the Compliance Officer finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on any other person. A written memorandum of any such finding shall be filed with reports made pursuant to this Manual.

31.  SANCTIONS

     The Compliance Officer shall investigate any possible violations of the policies and procedures set forth in this Manual to determine whether sanctions should be imposed, and will make appropriate recommendations to the President and the Board of Directors. Sanctions may include oral or written reprimand, distribution of profits from unauthorized or improper securities transactions, other financial penalties, demotion, or suspension or termination of employment of the violator, or such other course of action as may be appropriate.

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                                                                         Annex A
                                            To Avatar Investors Associates Corp.
                                            Compliance Manual and Code of Ethics


                       EMPLOYEE ANNUAL ACKNOWLEDGMENT FORM

     The undersigned employee (the "Employee") of Avatar Investors Associates Corp. (the "Company") acknowledges having received and read a copy of the Compliance Manual and Code of Ethics, dated June 1998 (the "Manual"), and agrees to abide by the provisions contained therein. The Employee understands that observance of the policies and procedures contained in the Manual is a material condition of the Employee's employment by the Company and that any violation of any of such policies and procedures by the Employee will be grounds for immediate termination by the Company.

     The Employee specifically agrees as follows:

     The Employee will not trade on the basis of, nor disclose to any third party, material non-public information, nor confidential information regarding the activities of any Client Account.

     The Employee will not engage in any securities transactions without obtaining the prior approval of the Compliance Officer as required in Section 2.

     The Employee will report all securities transactions to the Compliance Officer as provided in Section 2.

     The Employee will provide to the Compliance Officer, at least monthly, copies of all trade confirmations and brokerage statements relating to such accounts.

     The Employee will not, without the permission of the Compliance Officer, disclose to any third party any information that the Employee obtains regarding advice furnished by the Company to its Client Accounts, non-public data furnished by any client, or the programs, analyses or other proprietary data or information of the Company.

     The Employee will annually certify to the Compliance Officer that the Employee has reported all transactions in all accounts which the Employee owns

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or in which the Employee has a  beneficial  interest and all private  securities transactions which are not carried out through brokerage accounts.

         By the signature below, the Employee pledges to abide by the policies and procedures described above and affirms that the Employee has not previously violated such policies or procedures and has reported all securities transactions for his personal account in the most recent calendar year as required by the Manual.



---------------------------             ----------------------------------------
Date                                    Name of Employee


                                        ----------------------------------------
                                        Signature of Employee